UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 15, 2011

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

12300 Liberty Boulevard Englewood CO 80112
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On March 15, 2011, UnitedGlobalCom, Inc. (UGC), an indirect wholly-owned subsidiary of Liberty Global, Inc. (LGI) called for redemption all of its outstanding 1¾% Convertible Senior Notes due April 15, 2024 (the Notes).  As of March 14, 2011, €328.2 million ($459.2 million at the March 14, 2011 exchange rate) aggregate principal amount of the Notes were outstanding.  The Notes trade through the facilities of Euroclear Bank S.A./N.V., as operator of the Euroclear System (Euroclear), and Clearstream Banking, sociéte anonyme (Clearstream), and UGC has provided a Notice of Redemption and Conversion Rights to those clearing systems. The Notes will be redeemed through the facilities of Euroclear and Clearstream in accordance with their rules and procedures.

The redemption date is April 20, 2011, and all Notes that remain outstanding on that date will be redeemed at a redemption price of 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, April 20, 2011. The immediately preceding April 15th is an interest payment date for the Notes.

As a result of the call for redemption, the Notes are now convertible at any time prior to 3:00 p.m., London time, on April 18, 2011 (the second business day preceding the redemption date).  The conversion price is €44.7809 ($62.6485 at the March 14, 2011 exchange rate).  Each €1,000 ($1,399 at the March 14, 2011 exchange rate) principal amount of Notes is convertible into 22.3309 shares of LGI Series A common stock (LBTYA) and 22.0888 shares of LGI Series C common stock (LBTYK).  UGC may settle any exercise of conversion rights, at UGC’s election, with (i) shares of LBTYA, cash in euros in lieu of shares of LBTYA, or a combination of cash in euros and shares of LBTYA, and (ii) shares of LBTYK.

The Paying Agent in connection with the redemption is The Bank of New York Mellon, which is also acting as the Conversion Agent. The transfer agent for LBTYA and LBTYK is Computershare.

This Current Report on Form 8-K is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2011

LIBERTY GLOBAL, INC.

	By:	/s/ RANDY L. LAZZELL
	Name:	Randy L. Lazzell
	Title:	Vice President